As filed with the Securities and Exchange Commission on June 10, 1999
                                            Registration No. 333-47595
=====================================================================

                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                        ------------------------

                     POST EFFECTIVE AMENDMENT NO. 2
                                    TO
                                 FORM S-3
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933
                         ------------------------

                          THE PANDA PROJECT, INC.
           (Exact name of registrant as specified in its charter)


               Florida                                65-0323354
   (State or other jurisdiction                   (I.R.S. Employer
 of incorporation or organization)             Identification Number)

                          951 Broken Sound Parkway
                          Boca Raton, Florida 33487
                              (561) 994-2300
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              Melissa F. Crane
                     Acting Chief Financial Officer
                         The Panda Project, Inc.
                        951 Broken Sound Parkway
                        Boca Raton, Florida  33487
                             (561) 994-2300
          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           ------------------------

   Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

                           ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                    CALCULATION OF REGISTRATION FEE
=====================================================================
Title of
Each                          Proposed    Proposed
Class of                      Maximum     Maximum
Securities       Amount       Offering    Aggregate   Amount of
to be            to be        Price Per   Offering    Registration
Registered       Registered   Unit (1)    Price (1)   Fee (2)
---------------------------------------------------------------------
Common Stock,    2,150,000     $ 4.66    $10,019,000   $3,005.70
$.01 par value   shares (3)
per share
=====================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the high and low prices for the Common Stock on March 4, 1998 reported on the Nasdaq National Market.

(2) Registration fees were paid with the original filing on Form S-3, Registration No. 333-47595.

(3) Includes shares of Common Stock which may be offered pursuant to this Registration Statement consisting of an estimated 2,000,000 shares issuable upon conversion of Series A Convertible preferred Stock and 150,000 shares issuable upon exercise of Common Stock Purchase Warrants. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Series A Convertible Preferred Stock and Common Stock Purchase Warrants, as such number may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions (including floating conversion prices) in accordance with Rule 416.

                          Explanatory Note

     This Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 amends the prospectus dated July 17, 1998 filed pursuant to Rule 424(b) by holders of the Series A Convertible Preferred Stock and Common Stock Purchase Warrants in connection with offers and sales of the Common Stock on the OTC Electronic Bulletin Board and in the over-the-counter market at negotiated prices related to the prevailing market prices at the time of sale.

                        ---------------------

PROSPECTUS                                         File No. 333-47595

                          2,150,000 Shares

                       THE PANDA PROJECT, INC.

                            Common Stock
                        ----------------------

     All of the shares of common stock, par value $.01 per share ("Common Stock"), of The Panda Project, Inc. (the "Company") offered hereby (the "Shares") are being sold by certain securityholders of the Company (the "Selling Securityholders"). See "SELLING SECURITYHOLDERS." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders.

     The Shares covered by this Prospectus may be sold from time to time by the Selling Securityholders, or by their pledgees, donees, transferees or other successors in interest, on the over-the-counter market, through the writing of options on the Shares, in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "PLAN OF DISTRIBUTION."

     The Selling Securityholders and intermediaries through whom the Shares are sold may be deemed "underwriters" within the meaning of Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company and the Selling Securityholders have agreed to certain indemnification arrangements with respect to the offering. See "PLAN OF DISTRIBUTION."

     The Common Stock is traded on the OTC Electronic Bulletin Board under the symbol "PNDA." On June 7, 1999, the closing bid price of the Common Stock on the OTC Electronic Bulletin Board was $0.168 per share.

     The shares of Common Stock offered hereby represent approximately 10.2% of the total number of shares outstanding at June 7, 1999.
Sales of all or part of the Shares offered hereby could have a negative impact on the market price of the Common Stock and adversely affect the ability of the Company to raise capital through the sale of its equity securities. See "RISK FACTORS -- Negative Effect of Future Sales of Stock on Market Prices and Ability to Raise Capital" and "PLAN OF DISTRIBUTION."

     The Company will pay all the expenses, estimated to be $25,000, in connection with this offering, other than selling expenses and underwriting discounts, if applicable.

                        ----------------------

     The Common Stock offered hereby involves a high degree of risk. See "RISK FACTORS" beginning on page 2.

                        ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ----------------------

            The date of this Prospectus is June 10, 1999.

                         TABLE OF CONTENTS

                                                                  Page
                                                                  ----

Available Information .............................................. 1

Incorporation of Certain Documents by Reference .................... 2

Recent Developments ................................................ 2

Risk Factors........................................................ 3

Year 2000 Issues ...................................................11

Use of Proceeds ....................................................12

Selling Securityholders ............................................12

Plan of Distribution ...............................................14

Description of Capital Stock .......................................15

Experts ............................................................18


                         AVAILABLE INFORMATION

     The Panda Project, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Further information on the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 800-SEC-0330. The Common Stock of the Company is traded on the OTC Electronic Bulletin Board.

     The Company has filed with the Commission a Registration Statement on Form S-3 with respect to the Shares (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. The Commission also makes electronic filings publicly available in the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission's Web site also contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

     Information contained in the Company's Web site shall not be deemed to be part of this Prospectus.


            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     (3) The Company's Definitive Proxy Statement on Schedule 14A as filed with the Commission on April 20, 1998;

     (4)     The Company's Current Report on Form 8-K filed May 18,
1999;

     (5) The Company's Registration Statement on Form 8-A filed May 5, 1994, registering the Common Stock under Section 12(g) of the Exchange Act; and

     (6)     All other reports filed by the Registrant pursuant to
Section 13(a) and 15(d) of the Exchange Act since the end of fiscal year 1997.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to The Panda Project, Inc., 951 Broken Sound Parkway, Boca Raton, Florida 33487,
Attention:  Chief Financial Officer, (561) 994-2300.

                        RECENT DEVELOPMENTS

     On May 14, 1999, the Company has entered into an agreement with Silicon Bandwidth, Inc., ("SBI") to sell its intellectual property portfolio as well as the fixed assets related to its interconnect and semiconductor business (the "Acquisition"). As consideration for assets being transferred to SBI, the Company will receive a 10% equity interest in SBI (the "SBI Interest"). As part of the sale, the Company has restructured its outstanding loans with Helix PEI ("Helix") that have been in default since February 15, 1999. SBI will assume such Helix loans upon closing. Additionally, the Company has entered into an agreement with the Convertible Preferred A Holders for conversion of the outstanding preferred shares into common shares at a fixed price of $.261. The restructuring of both agreements is contingent upon the closing of the Acquisition. The transaction is subject to customary closing conditions, including the approval of the Company's shareholders. Helix and the Convertible Preferred A holders have entered into a Voting Agreement with SBI and such holders own sufficient shares to assure the approval of the transaction by the Company's shareholders. Upon Closing of the Acquisition, the assets of the Company will consist primarily of the SBI Interest.

     The Company engaged Grant Thornton LLP as the Company's independent accountants to audit the Company's financial statements. This engagement became effective as of January 4, 1999.

     The Common Stock was delisted from the Nasdaq National Market effective December 16, 1998. The Nasdaq Qualification Panel believed that the Company would not be able to sustain compliance with the Net Tangible Asset requirement of $4 million, and the Company was currently not in compliance with the minimum bid price of $1.00 per share. On December 17, 1998, the Common Stock began trading on the NASD OTC Electronic Bulletin Board system under the symbol "PNDA."

     On December 11, 1998, the Company and Joseph A. Sarubbi entered into a settlement agreement (the "Settlement Agreement") relating to litigation in which Mr. Sarubbi has obtained a judgment against the Company in the amount of $1,227,041. Under the Settlement Agreement, the Company has agreed to pay Mr. Sarubbi total consideration worth $1,000,000 of which $240,000 has been paid in cash and the remainder is to be satisfied upon the sale of shares which have been delivered to Mr. Sarubbi. The Company will register those shares for Mr. Sarubbi pursuant to the Registration Statement of which this prospectus is a part. The parties have agreed to petition the Florida Court of Appeals for the Fourth District to dismiss the litigation within five business days after the Company's obligations in the Settlement Agreement have been completed. If such obligations are not completed, the judgment will remain in effect. This settlement amount has been recorded as a charge against Company earnings for the quarter ended December 31, 1998.

     The Company has recently received firm purchase commitments for orders of its VSPA semiconductor package from National Semiconductor Corporation and Honeywell's Solid State Electronics Center in addition to previous firm purchase commitments from Veridicom, EG&G, SEEQ Technologies Incorporated, Motorola, Kaiser Aerospace & Electronics, Tamarack Microelectronics Inc., Lucent Technologies and Saab Dynamics. The Company anticipates that these purchase commitments will result in increased revenues, although there can be no assurance that such anticipated revenues will materialize.

                          RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered by this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements are made only as of the date of this Prospectus. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below and elsewhere in this Prospectus.

     RISK OF NON-COMPLETION OF THE ACQUISITION. The Acquisition may not take place if the Company's shareholders do not approve it. There is no guarantee that such approval will occur, or that the Acquisition will occur in the timeframe contemplated, if at all.

     INVESTMENT RISK. Upon closing of the Acquisition, the assets of the Company will consist primarily of its SBI Interest. SBI has no operating history upon which an evaluation of its prospects can be made.

     LIMITED PRODUCT DEVELOPMENT AND OPERATING HISTORY. The Company has a limited operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business in the evolving electronics industry, which is characterized by an increasing number of market entrants and intense competition, as well as those encountered in the shift from development to commercialization of new products based on innovative technologies. The Company has a limited number of customers in the prototype, preproduction and early production stage.

     LIMITED REVENUES; HISTORY OF SIGNIFICANT LOSSES; ACCUMULATED DEFICIT; ANTICIPATED FUTURE LOSSES. To date, the Company has generated limited revenues from the sale of its Computer Systems and Technology Products, from licensing fees and from the activities associated with its grant from the Defense Advanced Research Projects Agency. The Company does not anticipate deriving larger revenues from operations until such time, if ever, that greater numbers of its semiconductor packages and connectors can be sold, as to which there can be no assurance. Since inception (April 8, 1992), the Company has incurred significant net losses, including losses of $1,800,340, $6,931,346, $23,894,426, $20,874,101, $8,949,652 and $17,474,696
during the fiscal years ended March 31, 1994, 1995, 1996, 1997 and the nine months ended December 31, 1997 and the year ended December 31, 1998, respectively, resulting in an accumulated deficit of $80,340,249 as of December 31, 1998. Inasmuch as the Company expects to continue to incur substantial operating expenses related to its research and development and sales and marketing activities (including salaries of executive, technical and research and development personnel), the Company anticipates that such losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations. There can be no assurance that the Company will ever be able to generate sufficient revenues to achieve profitable operations. The Company received a going concern opinion as discussed in Note B of Notes to Financial Statements contained in its Form 10-K for the year ended December 31, 1998.

     SIGNIFICANT CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING. The Company's capital requirements in connection with its operations and development activities have been significant. The Company has been dependent primarily upon the proceeds of sales of its securities to fund its activities since inception. During the period from inception through June 7, 1999, the Company raised capital of approximately $76.3 million (after deduction of underwriting discounts, commissions and other selling costs) through the sale of Common Stock, Series A-3 Convertible Preferred Stock ("Series A Preferred"), warrants and subordinated debentures and from the exercise of stock options and warrants.

     The Company requires substantial working capital to fund its business. The Company has had significant operating losses and negative cash flow from operations since inception and expects to continue to do so for the foreseeable future. It has depended upon proceeds of sales of its securities to fund its operations since its inception. The Company's capital requirements depend on several factors, including the rate of market acceptance of its products, the ability to expand its client base, the growth of sales and marketing, and other factors. If capital requirements vary materially from those currently planned, the Company may require additional financing sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage ownership of the shareholders of the Company will be reduced, shareholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to those of the holders of the Common Stock. Additional financing for the Company may not be available when needed on favorable terms or it may not be available at all. The Company may be unable to develop or enhance its products, take advantage of future opportunities or respond to competitive pressures without additional funding. These limitations placed on the Company due to its inability to secure additional funding could have a material adverse affect on the Company's business, financial condition and operating results.
The Company's current working capital is insufficient to operate the Company. The Company is currently seeking additional financing; however, in the event that the Company cannot obtain additional financing, it will be forced to cease operations.

     The Company has issued 600 shares of Section A Preferred for an aggregate purchase price of $6,000,000. The terms of the Series A Preferred, as amended, provide that upon the occurrence of certain "Triggering Events", including suspension of sales under the Registration Statement relating to shares issuable upon conversion of Series A Preferred, failure of the Company's Common Stock to be listed, or the suspension of trading in the Company's Common Stock, on the NASDAQ National Market or the NASDAQ SmallCap Market (collectively, "NASDAQ"), or failure of the Company to convert shares of Series A Preferred as required, the Company shall pay the holders $100,000 on the first day of each month until the Triggering Events have been remedied. Any requirement that the Company pay such amounts could have a material adverse impact on the Company in the event the Triggering Event causing such payment is not remedied on a timely basis. Certain Triggering Events have occurred and have not been remedied as of the date hereof. In addition, if the Company is unable to issue shares of Common Stock upon conversion of Series A Preferred for any reason, including because the Company (i) does not have a sufficient number of shares of Common Stock authorized and available,
(ii) is otherwise prohibited by applicable law, rules or regulations, including without limitation NASDAQ Rule 4460 (which prohibits the issuance at less than market value of a number of shares which equals or exceeds 20% of a company's outstanding securities without shareholder approval) (the "Exchange Cap"), or (iii) fails to have a sufficient number of shares of Common Stock registered for resale under a registration statement, the rate of dividend on the Series A Preferred, shall be permanently increased by 2% commencing on the first day of each of the second and third such 30-day periods (or part thereof); and an additional 1% on the first day of each consecutive 30-day period (or part thereof) thereafter until such securities have been duly converted or redeemed; provided that in no event shall the rate of dividend exceed the lower of 20% and the highest rate permitted by applicable law. The Company agreed to use its best efforts to obtain shareholder approval prior to October 31, 1998 of issuance of shares of Common Stock in excess of the Exchange Cap; however, this NASDAQ rule is no longer relevant due to the Company's delisting from NASDAQ.

     In connection with the Helix loans, the Company has issued to Helix warrants to purchase an aggregate of 2,850,000 shares of Common Stock at exercise prices ranging from $1.63 to $2.125 per share (collectively, the "Helix Warrants"). The Helix Warrants have expiration dates ranging from December 19, 1999 to August 7, 2000.

     In August 1998, the Company completed a private placement of 2,254,601 shares of its Common Stock for aggregate gross proceeds of $3.625 million (the "Private Placement"). In addition to the shares of Common Stock purchased by each investor in the Private Placement, such investor received a warrant (the "Private Placement Warrants") to purchase an equal number of shares of Common Stock, subject to adjustment for stock splits and similar events, at an exercise price of $2.55 per share. The Private Placement Warrants expire on August 13, 2003. Issuance of shares of Common Stock pursuant to exercise of the Private Placement Warrants is subject to approval of the Company's shareholders. Under the terms of the Securities Purchase Agreement relating to the Private Placement, in the event of certain decreases in the price of the Company's Common Stock from the date of closing of the Private Placement to the six-month and/or one-year anniversary dates of such closing, the Company will also be required to issue certain additional shares of common Stock to the investors (the "Fill-Up Shares").

     In the event (i) the common Stock is delisted or suspended from trading on NASDAQ, (ii) the Fill-Up Share of shares of Common Stock issuable pursuant to the exercise of the Private Placement Warrants are not issuable or are not listed with NASDAQ, or (iii) the Company fails to issue the Fill-Up Shares as required, the Company shall pay to the investors in the Private Placement $100,000 for each full 30-day period that the condition continues. Although such events have occurred, the Company has not made any payments to date under this provision.

     UNCERTAINTY OF MARKET ACCEPTANCE. The products and technologies currently being sold or developed by the Company utilize newly developed designs. Although the Company believes that its existing and proposed technology and products represent significant advancements in semiconductor packaging technology, demand for the Company's existing and proposed products is subject to a high degree of uncertainty, as is typical in the case of newly-developed products. Achieving marketing acceptance for the Company's technology and existing and proposed products will require substantial marketing efforts and expenditure of significant funds to educate end users as to the distinctive characteristics and anticipated benefits of the Company's proposed products and technologies. Accordingly, due to their commitment to their own products, such entities may be inhibited from doing business with the Company. In addition, many end users may be reluctant to use or sell the Company's products and technologies until a sufficient number of other end users have already committed to do so. The Company has hired sales and marketing personnel for its VSPA semiconductor package and Compass Connector. The Company's ability to generate revenue from the sale of the VSPA semiconductor packages or Compass Connectors will be dependent upon, among other things, its ability to effectively use the internal sales force to market its products. There can be no assurance that the Company's marketing efforts will be successful.

     UNCERTAINTY OF PRODUCT AND TECHNOLOGY DEVELOPMENT; TECHNOLOGICAL FACTORS; DEPENDENCE ON THIRD-PARTY PRODUCT DESIGN CHANGES. The Company's success will depend in part upon its products and technology meeting acceptable cost and performance criteria, and upon their timely introduction into the marketplace. There can be no assurance that the Company's products and technology will satisfactorily perform the functions for which they are designed, that they will meet applicable price or performance objectives or that unanticipated technical or other problems will not occur which would result in increased costs or material delays in their development or commercialization. In addition, technology as complex as that which will be incorporated into the Company's proposed products may contain errors which become apparent subsequent to widespread commercial use. Remedying such errors could delay the Company's plans and cause it to incur additional costs which would have a material adverse effect on the Company.

     COMPETITION; TECHNOLOGICAL OBSOLESCENCE. The markets that the Company intends to enter are characterized by intense competition.
The Company's Technology Products compete with semiconductor packages and connectors offered by numerous manufacturers. Many of these companies have substantially greater financial, technical, personnel and other resources than the Company and have established reputations for success in the development, licensing, sale and servicing of their products and technology. Certain of these competitors dominate their industries and have the financial resources necessary to enable them to withstand substantial price competition or downturns in the market for semiconductor packages, related technologies and/or computers. In addition, certain companies may be developing technologies or products of which the Company is unaware, which may be functionally similar, or superior, to some or all of the Company's products and technologies. Accordingly, the ability of the Company to compete will depend on its ability to complete development and introduce to the marketplace in a timely and cost-competitive manner additional products and technology, to continually enhance and improve its existing and proposed products, to adapt its products to be compatible with specific products manufactured by others, and to successfully develop and market new products. There can be no assurance that the Company will be able to compete successfully, that its competitors or future competitors will not develop technologies or products that render the Company's products and technology obsolete or less marketable or that the Company will be able to successfully enhance its products or technology or adapt them satisfactorily.

     DEPENDENCE ON MANUFACTURERS AND SUPPLIERS; LACK OF MANUFACTURING EXPERIENCE AND CAPABILITY. Although the Company has developed the ability to manufacture the VSPA semiconductor package and has made arrangements with third-party manufacturers to produce certain versions of the VSPA semiconductor package, there can be no assurance that sufficient quantities of VSPA will be able to be produced to meet demand. In the event the Company's current sources are unable to produce VSPA in sufficient volumes within a reasonable period of time, or at all, delays in securing alternative manufacturing sources would result and would have a material adverse effect on the Company's operations.

     The Company has an arrangement with LG Cable & Machinery Ltd. to supply the Compass V Connector. Although the Company anticipates that it will be able to obtain Compass V Connectors from LG Cable & Machinery Ltd. under this arrangement, no assurance can be given that the supply of such component will be in quantities sufficient to meet the customer demand.

     DEPENDENCE ON KEY PERSONNEL. The success of the Company will be dependent on the continued personal efforts of Stanford W. Crane, Jr., its Chairman, President and Chief Executive Officer and the principal inventor of its proprietary products and technologies, and certain other key personnel. The loss of his services would have a material adverse effect on the Company. The Company has obtained key-man insurance on Mr. Crane's life in the amount of $2,000,000. The success of the Company also is dependent upon its ability to hire and retain additional qualified executive, scientific, production and marketing personnel. Although the Company has been able to hire qualified personnel, there can be no assurance that the Company will be able to hire additional qualified personnel or retain such necessary personnel.

     PATENTS AND PROPRIETARY INFORMATION. The Company's success will depend on its ability to obtain patents, protect trade secrets, and operate without infringing on the proprietary rights of others. As of May 28, 1999, the Company had obtained 19 United States patents and an aggregate of 43 foreign patents. In addition, the Company had pending a total of 17 United States and 30 foreign patent applications. These patents and pending applications relate to VSPA, Compass PGA, various designs of the Computer Systems, the use of the Compass Connector in Compass PGA and in the Computer Systems, and a PCB manufacturing technology known as "Well Tech PCB." The Company's foreign patent filings have been made in selected countries, including the Republic of China (Taiwan), Germany, the United Kingdom, Ireland and France. The Company will continue to file applications in certain foreign jurisdictions to secure protection in those jurisdictions in accordance with the Patent Cooperation Treaty and the Paris Convention for the Production of Industrial Property (which allows such filings to relate back to the original filing date in the United States) covering the Company's technology and proposed products. To the extent possible, the Company also intends to file patent applications with respect to products and technology that it may develop in the future.

     There can be no assurance that any of the Company's pending patent applications will ultimately result in an issued patent. Moreover, the patent laws of other countries may differ from those of the United States as to the patentability of the Company's products or technology, and the degree of protection afforded by foreign patents may be different from that in the United States. The failure by the Company to obtain patents for which applications are currently pending could have a material adverse effect on the Company's ability to commercialize successfully its proposed technology and products. Even if the Company is able to obtain such patents, there can be no assurance that any such patents will afford the Company commercially significant protection for its technology or products. In addition, other companies may independently develop equivalent or superior technologies or products and may obtain patent or similar rights with respect to them. Although the Company believes that its technology has been independently developed and that its technology does not infringe on the patents or violate the proprietary rights of others, there can be no assurance that any of the Company's technology or products, will not be determined to infringe upon the patents or proprietary rights of others, or that patents or proprietary rights of others will not have an adverse effect on the ability of the Company to do business. If the Company's technology or products were determined to infringe on the patents, trademarks or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which also could have a material adverse effect on the Company. Moreover, in the event that the Company's technology or proposed products were deemed to infringe upon the rights of others, the Company would be required to obtain licenses to utilize such technology. There can be no assurance that the Company would be able to obtain such licenses in a timely manner or on acceptable terms and conditions, and the failure to do so could have a material adverse effect on the Company. If the Company were unable to obtain such licenses, it could encounter significant delays in product market introductions while it attempted to design around the infringed upon patents or rights, or could find the development, manufacture or sale of products requiring such licenses to be foreclosed. In addition, patent disputes are common in the computer industry and there can be no assurance that the Company will have the financial resources to enforce or defend a patent infringement or proprietary rights action.

     The Company relies on confidentiality and nondisclosure arrangements with its employees, consultants and others involved with the Company's product and technological development efforts. There can be no assurance that these agreements will provide meaningful protection to the Company or that other companies will not acquire information which the Company considers proprietary. Moreover, there can be no assurance that other companies will not independently develop know-how comparable or superior to that of the Company.

     The Company has registered the Archistrat, VSPA and Rock City trademarks with the U.S. Patent and Trademark Office and has applied for appropriate trademark, copyright and other legal protection for its product names, logos and other identifications. There can be no assurance that the Company will not be precluded by others from using any of such identifications or creating proprietary rights with respect to them.

     DEPENDENCE ON THE CRANE-PANDA LICENSING AGREEMENT; POTENTIAL CONFLICTS OF INTEREST. Pursuant to a license agreement entered into in January 1996 between the Company and Mr. Crane (the "Crane-Panda License"), Mr. Crane has granted the Company the nonexclusive right to utilize the Compass Connector, a key component in the commercialization of the Company's line of computer systems and the development and commercialization of Compass PGA. The Crane-Panda License was executed in connection with the conversion to a nonexclusive license of the 3M License described below and supersedes an earlier license agreement between Mr. Crane and the Company relating to the Compass Connector. Under the Crane-Panda License, the Company is required to pay Mr. Crane a royalty on any sales of Compass Connectors as discrete parts in the amount of 5% of the net sales price for the first five years of the term of the agreement, 2.5% of the net sales price for the next five years of the term of the agreement and 2% of the net sales price thereafter, provided that no royalty is payable until aggregate net sales of the Compass Connector as discrete parts exceed $100,000. The royalty rate will be reduced after the fifth anniversary of the agreement if no patent remains in effect with respect to the Compass Connector. No royalty is payable on sales of the Compass Connector as incorporated in the Computer Systems or other computer system or assembly. The Company may grant sublicenses under the Crane-Panda License, but only for the use of products as incorporated in the Computer Systems or other computer system or assembly. To date, there have been no sales requiring the payment of royalties to Mr. Crane under the Crane-Panda License. The Crane-Panda License obligates the Company to maintain proprietary information relating to the Compass Connector on a confidential basis, notify Mr. Crane of any evidence of infringement with respect to the Compass Connector and related technology, and cooperate with Mr. Crane to contest any such infringement. In the event that the Company becomes bankrupt or insolvent or defaults in any of its material obligations under the Crane-Panda License and fails to cure any such defaults within specified cure periods, Mr. Crane may terminate the Crane-Panda License. The Company is substantially dependent upon the Crane-Panda License. The termination of the agreement under any circumstances would have a material adverse effect on the Company. Although actions of the Company with respect to the Crane-Panda License must be authorized by a majority of the Company's independent directors, and the Company and Mr. Crane would be represented by separate counsel in the event of a dispute concerning the Crane-Panda license, there can be no assurance that conflicts of interest will not arise with respect to the Crane-Panda License or that such conflicts will be resolved in a manner favorable to the Company. In addition, Mr. Crane retains ownership of the Compass Connector technology, and has the right to grant licenses to or otherwise transfer rights to the Compass Connector technology to third parties.

     In September 1992, Mr. Crane granted an exclusive license (the "3M License") to Minnesota Mining and Manufacturing Co. ("3M") to develop, manufacture, use and sell the Compass Connector other than as part of a computer system. In February 1996, Mr. Crane and 3M agreed to convert the 3M License to a nonexclusive license. The 3M License provides in certain circumstances for the payment of a royalty to Mr. Crane. As of the date of this Prospectus, Mr. Crane had received no such payments.

     LITIGATION. On October 16, 1998, a complaint was filed against the Company in the United States District Court for the Southern District of New York by Promethean Investment Group, L.L.C. The complaint alleges breach of contract by the Company for failing to proceed with a financing transaction and seeks damages in an unspecified amount in excess of $270,000 or a declaration that the Company is required to proceed with the financing transaction. The Company has not yet filed an answer to the complaint and the outcome is both immeasurable and undeterminable. There can be no assurance that the Company will be successful in defending this litigation.

     On December 11, 1998, the Company and Joseph A. Sarubbi entered into a settlement agreement (the "Settlement Agreement") relating to litigation in which Mr. Sarubbi has obtained a judgment against the Company in the amount of $1,227,041. Under the Settlement Agreement, the Company has agreed to pay Mr. Sarubbi total consideration worth $1,000,000 of which $240,000 has been paid in cash and the remainder is to be satisfied upon the sale of shares which have been delivered to Mr. Sarubbi. The Company will register those shares for Mr. Sarubbi pursuant to the Registration Statement of which this prospectus is a part. The parties have agreed to petition the Florida Court of Appeals for the Fourth District to dismiss the litigation within five business days after the Company's obligations in the Settlement Agreement have been completed. If such obligations are not completed, the judgment will remain in effect. This settlement amount will be recorded as a charge against Company earnings for the quarter ended December 31, 1998.

     DELISTING FROM NASDAQ NATIONAL MARKET; "PENNY STOCK" REGULATIONS. The Company was delisted from the Nasdaq National Market, effective December 16, 1998, due to its inability to sustain compliance with the Net Tangible Asset requirement of $4 million and because the Company was not currently in compliance with the minimum bid price of $1.00 per share. On December 17, 1998, the Company began trading on the NASD OTC Bulletin Board system or in what is commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

     As a result of the Company's delisting on the Nasdaq National Market, trading in the Company's Common Stock is subject to rules under the Exchange Act which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock. A 'penny stock' is defined to include any over-the-counter equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prescribed by the Commission relating to the penny stock market, subject to certain exemptions. In addition, such regulations impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company's Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Company's Common Stock in the secondary market.

     RISKS RELATING TO POTENTIAL INTERNATIONAL OPERATIONS. Although the Company currently prices all of its international sales in U.S. dollars, future sales or licensing of its products or technologies outside the U.S. may be subject to the risks associated with fluctuations in currency exchange rates. The Company may also be subject to other risks associated with international operations, including tariff regulations and requirements for export licenses, particularly with respect to the export of certain technologies (which licenses may on occasion be delayed or difficult to obtain), unexpected changes in regulatory requirements, longer accounts receivable requirements, difficulties in managing international operations, potentially adverse tax consequences, economic and political instability, restrictions on repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. In addition, the laws of certain countries do not protect the Company's products and intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales or licenses and, consequently, on the Company's business and operations as a whole.

     NEGATIVE EFFECT OF FUTURE SALES OF STOCK ON MARKET PRICE AND ABILITY TO RAISE CAPITAL. Future sales of substantial amounts of Common Stock, including the Shares offered hereby, or the perception that such sales could occur, could have a negative impact on the market price on the Common Stock and adversely affect the ability of the Company to raise capital through the sale of its equity securities. Virtually all of the outstanding Common Stock, including the Shares offered hereby, are freely tradeable in the public markets without restriction, subject in some cases to the volume limitations imposed by Rule 144 under the Securities Act. The Shares offered hereby represent approximately 10.2% of the total number of shares of Common Stock outstanding at December 31, 1998. See "PLAN OF DISTRIBUTION."

     POTENTIAL FOR DILUTION; REGISTRATION RIGHTS; OUTSTANDING OPTIONS AND WARRANTS. As of June 7, 1999, the Company had issued 3,650,214 shares of Common Stock upon conversion of 246 shares of the Series A-3 Convertible Preferred Stock ("Series A Preferred"); 384 shares of Series A Preferred remain outstanding. In the event certain conditions are met, the Company has the right to issue an additional 400 shares of Series A Preferred. Shares of Series A Preferred are convertible into shares of Common Stock pursuant to a formula whereby the purchase price of the shares to be converted ($10,000 per share) plus any accrued dividends are divided by a conversion price based on the lesser of a fixed conversion price or a floating conversion price based on the market price of the Common Stock. The number of shares issuable upon conversion of Series A Preferred could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could experience substantial dilution upon conversion of the Series A Preferred. In addition, an increase in the amount of Common Stock in the public market as a result of such conversion could reduce the market price of the Common Stock. Additionally, the terms of the Series A Preferred provide that, upon the occurrence of certain "Triggering Events," including suspension of sales under the Registration Statement, failure of the Common Stock to be listed, or the suspension of trading in the Company's Common Stock, on the Nasdaq National Market or the Nasdaq SmallCap Market, or failure of the Company to convert shares of Series A Preferred as required, the Company shall pay the holders $100,000 on the first day of each month until the Triggering Events have been remedied. Certain Triggering Events have occurred and have not been remedied as of the date hereof. The Company has entered into an agreement with the holders of the Series A Preferred whereby such holders have agreed to waive all amounts owed due to the occurrence of previous Triggering Events.

     In connection with a private placement completed on August 14, 1998, the Company agreed to register for sale 2,346,626 shares of Common Stock and 2,346,626 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants. The Company's failure to register such Common Stock within 90 days of such sale could subject the Company to penalty payments to these investors. As of February 3, 1999, the registration statement relating to these shares of Common Stock has not been declared effective and the Company could be subject to such penalty payments. The Company also agreed that in the event of decreases in the average closing bid price of the Common Stock for the twenty trading days immediately preceding the six-month and/or one-year anniversaries of the closing of the private placement, the Company would, with shareholder approval, issue to investors in the private placement a number of Fill-Up Shares. These Fill-Up Shares would in effect cause the investors to have acquired the number of shares of Common Stock which they would have purchased had the purchase price paid by investors in the private placement as of the closing date been the same as the twenty-day average closing bid price of the Common Stock as of such anniversary dates. The number of Fill-Up Shares to be issued could be substantial if the market price of the Common Stock decreases significantly. Such an increase in the amount of Common Stock in the public market could reduce the market price of the Common Stock and possibly result in a change in control of the Company. See "DESCRIPTION OF CAPITAL STOCK -- Private Placement."

     On December 15, 1998, the Company reduced the exercise price of certain Common Stock Purchase Warrants if the warrantholders agreed to accelerate the expiration date of their warrants from July 11, 2001 to January 5, 1999. The exercise price was reduced from $11.00 to $0.75.

     The Company has reserved 7,366,738 shares of Common Stock, including 150,000 shares subject to warrants issued in connection with the sale of the Series A Preferred, 2,346,626 shares subject to the Private Placement Warrants and 2,850,000 shares subject to the Helix Warrants, for issuance upon the exercise of warrants. In the event the 400 additional shares of Series A Preferred described above are issued, the Company would be required to issue Warrants to purchase an additional 100,000 shares of Common Stock. In addition, the Company has reserved 745,100 shares of Common Stock for issuance to employees, officers, directors and consultants under its 1995 Employee Stock Incentive Plan, 1993 Performance Incentive Plan and Non-Employee Director Stock Option Plan. The price which the Company may receive for the Common Stock issuable upon exercise of such warrants and options will, in all likelihood, be less than the market price of the Common Stock at the time of such exercise. Consequently, for the life of such warrants and options, the holders thereof may have been given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. The exercise of all of the aforementioned securities may also adversely affect the terms under which the Company could obtain additional equity capital. Should a significant number of these securities be exercised, the resulting increase in the amount of the Common Stock in the public market may reduce the market price of the Common Stock.

     OUTSTANDING INDEBTEDNESS. The Company has outstanding loans from Helix (PEI) Inc. ("Helix") in the aggregate principal amount of $2,000,000. The loans bear interest at an annual rate equal to the prime rate of interest payable by the Royal Bank of Canada plus 2%, are secured by the Company's intellectual property and were due and payable on February 15, 1999. As of June 7, 1999, this principal amount due Helix has not been repaid. The inability of the Company to repay the Helix loans when due may have a material adverse effect on the Company, including possible loss of rights to its intellectual property through foreclosure, and could cause the Company to be unable to implement its business strategy or force the Company to otherwise significantly curtail or cease its operations. SBI will assume the Company's obligations under these loans upon closing of the Acquisition. In connection with the Helix loans, the Company has issued to Helix warrants to purchase an aggregate of 2,850,000 shares of Common Stock at exercise prices ranging from $1.63 to $2.125 per share (collectively, the "Helix Warrants"). The Helix Warrants have expiration dates ranging from December 19, 1999 to August 7, 2000. These warrants have been valued at an aggregate of approximately $4,324,000. A total of $4,324,000 has been charged to amortization expense for these warrants through March 31, 1999. This accounting treatment has no impact on the Company's cash balance.

     ANTI-TAKEOVER STATUTES. Florida has enacted legislation that may deter or frustrate takeovers of the Company. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds, starting at 20%, will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10% of the outstanding voting shares of the corporation or their affiliates.

     EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS. The Company's Amended and Restated Articles of Incorporation authorize the Board of Directors to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action of the shareholders. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock issued by the Company, including shares of Series A Preferred which are currently outstanding or may be issued in the future. In addition, without the prior written approval of the holders of 66 2/3% of the Series A Preferred shares, the Company shall not (1) consolidate or merge with another corporation or other entity or person, whereby the shareholders of the Company own in the aggregate less than 50% of the ultimate parent or surviving entity, (2)transfer all or substantially all of the Company's assets to another corporation or other entity or person, or (3) fix a record date for the declaration of a distribution or dividend, whether payable in cash, securities or assets (other than shares of common stock). The Company's Amended and Restated Articles of Incorporation also provide for staggered terms for the members of the Board of Directors. Certain provisions of the Company's By-laws, the issuance of Preferred Stock, certain provisions of the Company's Amended and Restated Articles Incorporation, and the staggered Board of Directors could have a depressive effect on the Company's stock price or discourage a hostile bid in which shareholders could receive a premium for their shares. In addition, these provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, or delay, prevent or deter a merger, acquisition, tender offer or proxy contest for the Company. See "DESCRIPTION OF CAPITAL STOCK."

     POSSIBLE LACK OF RESOURCES OF SELLING SECURITYHOLDERS. The Selling Securityholders may be deemed to be Underwriters pursuant to the Securities Act, and in that regard may become liable to the purchasers of the Common Stock offered hereby pursuant to the terms of the Securities Act if certain provisions of the Securities Act are not complied with by them. There can be no assurance that any of the Selling Securityholders have the financial resources to discharge any such liability.

     GENERAL. Because of factors discussed above and other factors, past financial performance should not be considered an indicator of future performance. Investors should not use historical trends to anticipate future results and should be aware that the Company's financial condition may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, general conditions in the semiconductor packaging and computer industries, changes in earnings estimates and recommendations by analysts and other events.

                         YEAR 2000 ISSUES

     Like many other companies, Year 2000 computer issues create certain risks for us. If our financial, operational and information systems do not correctly recognize the process date information beyond the year 1999, it could have a significant adverse impact on the Company's ability to process information, which could create significant potential liability for the Company. To address potential Year 2000 issues with its internal systems, we have evaluated these systems. The initial assessment indicated that certain internal systems should be upgraded or replaced as part of a solution to the Year 2000 problem. The costs incurred to date related to these programs have not been material. The estimated cost to be incurred by us in the future is not expected to exceed $20,000. These estimates do not include potential costs related to any customer or other claims or the cost of internal software and hardware replaced in the normal course of business. These estimates are based on our current assessment of the projects and may change as the project progresses.

     We are also working with key suppliers of products and services to monitor their progress toward Year 2000 compliance. The failure of a major supplier to become Year 2000 Compliant on a timely basis could materially adversely affect our business, financial condition and operating results.

     We have begun internal discussions concerning contingency, planning to address potential problem areas with internal systems and with suppliers and other third parties. We expect assessment, remediation and contingency planning activities to continue throughout the year 1999 with the goal of resolving all material internal and external systems and third-party issues. While the Company has not completed its detail plans with regards to this uncertainty, management believes, based on discussions with vendors of its major business applications and Year 2000 Compliance certificates received from the related software developers, that the financial impact of making the required systems changes, if any, will not be material to the Company's financial position, results of operations or cash flows.

     We deem "Year 2000 Compliant" to mean software that can individually, and in combination with all other systems, products or processes with which the software is designed to interface, continue to operate successfully (both in functionality and performance in all material respects) over the transition into the twenty-first century when used in accordance with the documentation relating to such software. Year 2000 Compliance includes being able to, before, on and after January 1, 2000, substantially conform to the following:

     - use logic pertaining to dates which allow users to identify and/or use the century portion of any date fields without special processing;

     - respond to all date elements and ate input to resolve any ambiguity as to century in a disclosed, defined and pre-determined manner; and

     - provide date information in ways which are unambiguous as to century.

     This may be achieved by permitting or requiring the century to be specified or where the date element is represented without a century, the correct century in unambiguous for all manipulations involving that element.

                            USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Securityholders.

                       SELLING SECURITYHOLDERS

     All of the shares of Common Stock of the Company offered hereby are being sold by the Selling Securityholders named below. The Company will receive none of the proceeds from the sale of shares offered hereby. To the best knowledge of the Company, none of the Selling Securityholders has held any office or maintained any material relationship with the Company or its predecessors or affiliates over the past three years.

     The following table sets forth information concerning the beneficial ownership of shares of Common Stock by the Selling Securityholders as of June 7, 1999 and the number of such shares included for sale in this Prospectus, assuming the sale of all Shares being offered by this Prospectus. The shares offered hereby consist of (i) an estimated number of shares not to exceed 293,328 shares issuable upon conversion of an aggregate of 600 shares of Series A Preferred sold in a private placement completed on February 11, 1998 (this number excludes an aggregate of 1,999,776 shares that had been sold pursuant to the Prospectus prior to October 30, 1998), and (ii) 150,000 shares issuable upon the exercise of Common Stock Purchase Warrants (the "Warrants") granted by the Company in connection with such private placement. The Warrants are exercisable during the period beginning February 11, 1998 and ending February 11, 2003 at an exercise price of $3.50 per share.


                                  Shares                 Shares
                                  Owned       Shares     Owned
Selling                           Prior to    Offered    After
Securityholders (1)               Offering    Hereby     Offering

AGR Halifax Fund, Ltd. (2)(3)(4)  694,215     234,092    460,123

Leonardo, L.P. (2)(3)(5)          403,139      96,391    306,748

GAM Arbitrage Investments,
 Inc. (2)(3)(5)                    10,328      10,328      --

AG Super Fund International
 Partners, L.P. (2)(3)(5)          10,328      10,328      --

Raphael, L.P. (2)(3)(5)            82,005      20,655     61,350

Ramius Fund, Ltd. (2)(3)(4)       126,450      34,425     92,025

Pine Street Asset Management,
  L.P. (2)(3)                       6,885       6,885      --

Samuel R. Shipley (2)(7)           24,500       7,500     17,000

Kevin J. Raidy (2)(7)              41,500       7,500     34,000

Bradley J. Ackerman (2)(7)         56,000      15,000     41,000

--------------------

(1) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission. Assuming the sale of shares offered hereby, AGR Halifax Fund, Ltd. and Leonardo, L.P. will own 2.2% and 1.4%, respectively, of the Company's Common Stock. All other Selling Securityholders will own less than 1% of the Company's Common Stock.

(2) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Securityholders. The actual number of shares of Common Stock issuable upon conversion of Series A Preferred is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. To the extent the average closing bid price of the Company's Common Stock for the five days preceding conversion of Series A Preferred exceeds $2.73 per share, the number of shares of Common Stock offered hereby will be less than the amount shown. The closing bid price for the Company's Common Stock on June 7, 1999 was $0.168 per share. The actual number of shares of Common Stock offered hereby and included in the Registration Statement, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series A Preferred or upon exercise of the Warrants by reason of, in the case of the Series A Preferred, the floating conversion price mechanisms applicable to the Series A Preferred, or, in the case of Series A Preferred and the Warrants, by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act.

(3) The number of shares shown includes the following number of shares of Common Stock issuable upon exercise of Warrants: AGR Halifax Fund, Ltd., 68,000; Leonardo, L.P., 28,000 shares; GAM Arbitrage Investments, Inc., 3,000 shares; AG Super Fund International Partners, L.P., 3,000 shares; Raphael, L.P., 6,000 shares; Ramius Fund, Ltd., 10,000 shares; and Pine Street Asset Management, L.P., 2,000 shares. The remainder of the shares offered excludes 1,999,776 shares of Common Stock previously issued upon conversion of Series A Preferred and sold by the Selling Securityholders pursuant to the Prospectus.

(4) AG Ramius Partners, LLC ("AG Ramius"), a registered investment advisor, acts pursuant to contract as discretionary investment advisor for AGR Halifax Fund, Ltd. and Ramius Fund, Ltd., holding voting and dispositive powers with respect to securities acquired for their accounts. In such capacity, AG Ramius may be considered a beneficial owner of shares of Common Stock that such Selling Securityholders own or have the right to acquire.

(5) Angelo, Gordon & Co., LP ("Angelo Gordon"), a registered investment advisor that is one of the members of AG Ramius, or its affiliates, manages the accounts of Leonardo, L.P., GAM Arbitrage Investments, Inc., Raphael, L.P. and AG Super Fund, Ltd. on a discretionary basis. In such capacity, Angelo Gordon may be considered a beneficial owner of shares of Common Stock that such Selling Securityholders own or have the right to acquire.

(6) Shares offered consist of shares of Common Stock issuable upon exercise of Warrants. Shares owned does not include an aggregate of 43,252 shares of Common Stock owned by Shipley Raidy Capital Partners, LP, which such persons may be deemed to own beneficially by virtue of their positions with Shipley Raidy Capital Partners, LP.

     The Selling Securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of Common Stock since the date on which the information in the preceding table is presented. Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary. Because the Selling Securityholders may offer all or some of the Common Stock that they hold pursuant to the offering contemplated by this prospectus, no estimate can be given as to the amount of the Common Stock that will be held by the Selling Securityholders upon the termination of this offering. See "PLAN OF DISTRIBUTION."

                      PLAN OF DISTRIBUTION

     The Shares may be offered for sale from time to time by the Selling Securityholders, or by their pledgees, donees, transferees or other successors in interest, to various purchasers, or they may be retained. The Selling Securityholders may elect to sell the Shares in negotiated transactions at prices and on terms related to the then-current market price or otherwise, or in market transactions, or to pledgees, donees or other transferees, in each case without the participation of underwriters, brokers or dealers. The Selling Securityholders, or their pledgees, donees, transferees or other successors in interest, may also from time to time offer the Shares through brokers, dealers or agents, or through underwriters, who may receive underwriting discounts, concessions or commissions from the Selling Securityholders, or their pledgees, donees, transferees or other successors in interest, and/or the purchasers for whom they act as agent. In that event, the offers or sales may be made (i) by a block trade in which a broker or dealer, engaged for the purpose, will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) by purchases by a broker or dealer as principal and resale by such broker or dealer for its own account, (iii) by ordinary brokerage transactions or transactions in which the broker solicits purchasers,
(iv) with the permission of the Company, in an underwritten transaction, or (v) otherwise. In the event that brokers or dealers are engaged by the Selling Securityholders, or their pledgees, donees, transferees or other successors in interest, such brokers or dealers may arrange for other brokers or dealers to participate.

     Any Shares which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     In offering the Shares, the Selling Securityholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Securityholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

     The Selling Securityholders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling
Securityholders or any other such person. The foregoing may affect the marketability of the Shares.

     The Company has agreed to indemnify the Selling Securityholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Securityholders or their prospective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

     The public offering of the Shares by the Selling Securityholders will terminate on the earlier of (a) five years from the date of this Prospectus (subject to extension in the event dispositions of Shares under the Registration Statement of which this Prospectus is a part are suspended by the Company as permitted under the Registration Rights Agreement), or (b) the date on which all Shares have been sold by the Selling Securityholders.

     The Company will pay certain expenses incidental to the offering and sale of the Shares to the public estimated to be approximately $20,000. The Company will not pay for, among other expenses, selling expenses or underwriting discounts, if applicable.

                     DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value, and 2,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock").

COMMON STOCK

     As of June 7, 1999, there were 21,154,910 shares of Common Stock outstanding and held of record by 278 shareholders.

     The holders of Common Stock are entitled to one vote for each share held. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to receive all assets of the Company available for distribution to shareholders, subject to any preferential rights of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering, will be fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the voting powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, dividend rights, and conversion rights, without any further vote or action by shareholders. The issuance of Preferred Stock could adversely effect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of the Company.

SERIES A CONVERTIBLE PREFERRED STOCK

     The Board of Directors of the Company has designated 1,000 shares of the Preferred Stock as Series A-3 Convertible Preferred Stock ("Series A Preferred") with the rights, preferences, privileges and terms set forth in the Company's Sixth Articles of Amendment of Amended and Restated Articles of Incorporation ("Articles of Amendment"). The Company has issued 600 shares of Series A Preferred for an aggregate purchase price of $6,000,000. In the event certain conditions are met, the Company has the right to cause the issuance of 400 additional shares of Series A Preferred.

     Holders of Series A Preferred are entitled to receive a dividend of 5% per annum of the purchase price of such shares, payable quarterly, at the option of the Company either in cash or as an accrual to the purchase price utilized in computing the number of shares of Series A Preferred issuable on conversion. So long as any Series A Preferred is outstanding, no dividends may be paid nor shall any distribution be made, on Common Stock or other shares junior in rank to the Series A Preferred ("Junior Shares") unless all dividends for all past quarterly dividend periods have been paid or declared and a sum of cash or amount of shares sufficient for the payment thereof set apart.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred are entitled to receive in cash from the assets of the Company, before any amount shall be paid to holders of Junior Shares, an amount per share of Series A Preferred equal to the sum of (i) the purchase price for such share and (ii) any accrued but unpaid dividends thereon. If the amounts available for distribution are insufficient to pay the full amount due to holders of Series A Preferred, and shares of other classes or series of preferred stock of the Company that are of equal rank to the Series A Preferred then each holder of Series A Preferred and such other shares shall receive a percentage of the amounts available for distribution ratably in proportion to the respective amounts of such assets to which they otherwise would be entitled.

     Holders of Series A Preferred shall have no voting rights except as required by law or as specified in the Articles of Amendment. Pursuant to the Articles of Amendment, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred is required for (i) any amendment to the Company's Articles of Incorporation which would alter the rights and preferences of the Series A Preferred or otherwise impair the rights of the holders of Series A Preferred relative to the holders of the Common Stock or the holders of any other class of capital stock, or (ii) any issuance of more than the 1,000 shares of Series A Preferred. In addition, without the prior written approval of the holders of 66 2/3% of the Series A Preferred shares, the Company shall not (1) consolidate or merge with another corporation or other entity or person, whereby the shareholders of the Company own in the aggregate less than 50% of the ultimate parent or surviving entity, (2) transfer all or substantially all of the Company's assets to another corporation or other entity or person, or (3) fix a record date for the declaration of a distribution or dividend, whether payable in cash, securities or assets (other than shares of common stock).

     Shares of Series A Preferred are convertible into shares of Common Stock pursuant to a formula whereby the purchase price of the shares to be converted plus accrued dividends are divided by a conversion price defined as the lower of (i) $3.50, subject to adjustment in the event of certain dilutive issuances of securities by the Company or for stock splits or similar events (the "Fixed Conversion Price"), or (ii) a percentage of the average closing bid price of the Common Stock for the five days immediately preceding conversion equal to 92%, if conversion occurs during the period beginning 120 days and ending 180 days after issuance of the Series A Preferred, or 90%, if conversion occurs after 180 days from issuance of the Series A Preferred. The conversion of Series A Preferred into shares of Common Stock may not occur during the period prior to 120 days after issuance except at the Fixed Conversion Price. All outstanding Series A Preferred will automatically convert into Common Stock, at the then applicable conversion price, on the fifth anniversary of issuance. In addition, the Company has the right to require that all unconverted shares of Series A Preferred be converted to Common Stock at any time if the closing bid price of the Common Stock is equal to $12.00 per share for a period of twenty consecutive trading days.

     The terms of the Series A Preferred, provide that upon the occurrence of certain "Triggering Events," including suspension of sales under the Registration Statement, failure of the Company's Common Stock to be listed, or the suspension of trading in the Company's Common Stock, on the OTC Electronic Bulletin Board, or failure of the Company to convert shares of Series A Preferred as required, the Company shall pay the holders $100,000 on the first day of each month until the Triggering Events have been remedied. Certain Triggering Events have occurred and have not been remedied as of the date hereof. The Company has entered into an agreement with the holders of the Series A Preferred whereby such holders have agreed to waive all amounts owed due to the occurrence of previous Triggering Events.

PRIVATE PLACEMENT

     On August 14, 1998, the Company completed an agreement for the sale of 2,346,626 shares of its Common Stock and 2,346,626 shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants in a private placement to accredited investors with gross proceeds of approximately $3.8 million of which all but $200,000 has been funded as of the date hereof (the "Private Placement"). Expenses of the Private Placement were approximately $230,000. In addition to the shares of Common Stock purchased by each investor in the Private Placement, such investor received a warrant (the "Private Placement Warrants") to purchase an equal number of shares of Common Stock, subject to adjustment for stock splits and similar events, at an exercise price of $2.55 per share. Upon exercise of the Private Placement Warrants, an investor may elect to receive a reduced number of shares of Common Stock in lieu of tendering the warrant exercise price in cash. The Private Placement Warrants have a term of five years expiring August 13, 2003. Issuance of shares of Common Stock pursuant to exercise of the Private Placement Warrants requires the approval of the Company's shareholders.

     Under the terms of the Securities Purchase Agreement relating to the Private Placement, if on either the six-month or the one-year anniversary of the date of closing of the Private Placement (each an "Anniversary Date"), the average closing bid price of the Common Stock for the twenty-trading day period ending on the trading day immediately prior to the applicable Anniversary Date is less than the closing price ($2.0375) or the prior Anniversary Price in the event the six-month Anniversary Price is less than the closing price, respectively, the Company is required to issue a number of shares of Common Stock within ten days after the Anniversary Date, equal to the product of (i) (x) the difference between the closing price (or if the measurement date is the one-year Anniversary Date, the six-month Anniversary Price if the six-month Anniversary Price is less than the closing price) and the applicable Anniversary Price, multiplied by
 .85, multiplied by (y) the number of shares of Common Stock purchased by the investors in the Private Placement and not sold or assigned to non-affiliated third parties, divided by (ii)(x) the applicable Anniversary Price multiplied by (y) .85. The shares issuable pursuant to this formula are referred to in this Registration Statement as the "Fill-Up Shares." Issuance of the Fill-up Shares pursuant to these provisions requires the approval of the Company's shareholders.

     The Company has agreed to seek the necessary shareholder approval prior to issuance of shares of Fill-Up Shares and common stock issuable upon exercise of the Private Placement Warrants. As of May 24, 1999, no Fill-Up Shares have been issued. If Fill-Up Shares had been issued, the number of Fill-Up Shares which the Company would have been required to issue on June 7, 1999 totaled 13,622,762.

     In the event (i) the Common Stock is delisted or suspended from trading on Nasdaq, (ii) the Fill-Up Shares and shares issuable upon exercise of the Private Placement Warrants are not issuable or are not listed with Nasdaq, or (iii) if the Company fails to issue Fill-Up Shares as required, then the Company shall pay to the initial investors $100,000 for each full 30-day period that the condition continues. A portion of this liability has been waived in an agreement by and between the Company and the holders of the Series A Preferred whereby such holders have agreed to waive all amounts due for failure to issue the Fill-Up Shares.

     The Company has agreed to file a registration statement with the Commission to effect the registration for resale of the Common Stock issued in the Private Placement and the and pursuant to the Fill-Up provisions. If the registration statement is not declared effective by the Commission within 90 days after the closing of the Private Placement, the Company may be liable to investors for penalty payments for each month that such registration statement has not been declared effective. As of June 7, 1999, the registration statement relating to these shares of Common Stock has not been declared effective and the Company could be subject to such penalty payments. The Company shall pay to the holders of the common stock an amount ranging from 1% to 3% of the purchase price paid for the common shares issued multiplied by: (i) the number of months (prorated for partial months) after the end of such 90-day period and prior to the date the Registration Statement is declared effective by the Commission exclusive of certain delays which are attributable to the holders, (ii) exclusive of Allowed Delays (as defined), the number of months (prorated for partial months) that sales cannot be made pursuant to the Registration Statement after the Registration Statement has been declared effective and (iii) exclusive of Allowed Delays the number of months (prorated for partial months) that the Common Stock is not listed or included for quotation on the Nasdaq, NYSE or AMEX or that trading thereon is halted after the Registration Statement has been declared effective.

FLORIDA LAW AND CERTAIN ANTI-TAKEOVER CHARTER PROVISIONS

     Florida has enacted legislation that may deter or frustrate takeovers of the Company. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds, starting at 20%, will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10% of the outstanding voting shares of the corporation or their affiliates.

     The Company's Amended and Restated Articles of Incorporation provide that the authorized number of directors may be changed only by resolution of the Board of Directors, that the Board of Directors is classified into three classes, only one of which shall be elected at any given annual meeting and that directors can only be removed for cause. These provisions, which require the vote of at least two-thirds of the shareholders to amend, could have the effect delaying, deterring or preventing a change in control of the Company or depress any market price of the Common Stock or discouraging hostile bids in which shareholders of the Company could receive a premium for their shares of Common Stock.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company has been appointed as the transfer agent and the registrar for the Company's Common Stock.

                              EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of The Panda Project, Inc. for the year ended December 31, 1998 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to The Panda Project, Inc.'s ability to continue as a going concern as described in Note B of the financial statements) of Grant Thornton LLP for the year ended December 31, 1998, and the report (which contains an explanatory paragraph relating to The Panda Project, Inc.'s ability to continue as a going concern as described in
Note 2 to the financial statements) as of December 31, 1997 and for the nine-month period ended December 31, 1997 and for the year ended March 31, 1997 of PricewaterhouseCoopers LLP. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


                               PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.          Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All these expenses will be paid by the Company.

     Nature of Expense
     -----------------

     SEC registration fee . . . . . . . . . .$     3,006

     Legal and accounting fees and expenses .     20,000 *

     Miscellaneous . . . . . . . . . . . . .       1,994 *
                                             ============
                               TOTAL         $    25,000 * Estimated

Item 15. Indemnification of Directors and Officers. Florida Business Corporation Act.

     Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Registrant, shall have the power to indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action of proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person who is or was a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under Section 607.0850(2) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 607.0850 of the FBCA further provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided pursuant to Section 607.0850 is not exclusive; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

     Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification of advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director, and (b) the director's breach of, or failure to perform, those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (4) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

Articles of Incorporation of the Registrant

     The Articles of Incorporation of the Registrant (the "Articles") provide that, to the fullest extent permitted by applicable law, as amended from time to time, the Registrant will indemnify any person who is or was a party or is threatened to be made a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant or serves or served any other enterprise at the request of the Registrant. This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

     In addition, the Articles provide that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of the director's fiduciary duty. However, the Articles do not eliminate or limit the liability of a director for any of the following reasons: (i) a breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a violation under Section 607.0834 of the FBCA (which imposes liability upon directors for unlawful distributions); (iv) a transaction from which the director derived an improper personal benefit; or (v) an act or omission occurring before the effective date of the Articles.

Indemnification

     The Registrant has entered into or intends to enter into Indemnification Agreements with its directors (collectively, the "Agreements") which provide that each director is entitled to indemnification to the fullest extent permitted by applicable law. Such indemnification will cover all expenses, liabilities, judgments (including punitive and exemplary damages), penalties, fines (including excise taxes relating to employee benefit plans and civil penalties) and amounts paid in settlement which are incurred or imposed upon the director if the director is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, whether civil, criminal, administrative or investigative (including actions by or in the right of the Registrant and any preliminary inquiry or claim by any person or authority), by reason of the fact that the director is or was a director, officer, employee or agent of the Registrant or is or was serving at the Registrant's request as a director, officer, employee or agent of another corporation (including a subsidiary), partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof (collectively, the "Covered Matters"). Pursuant to the Agreements, the directors are presumed to be entitled to indemnification irrespective of whether the Covered Matter involves allegations of intentional misconduct, alleged violations of Section 16(b) of the Exchange Act, alleged violations of Section 10(b) of the Exchange Act (including Rule 10b-5 thereunder), breach of the director's fiduciary duties (including duties of loyalty or care) or any other claim.

     In addition to the foregoing, the Company maintains a director and officer liability insurance policy insuring directors and officers of the Registrant against certain liabilities.

Item 16.          Exhibits.

     See the Exhibit Index included immediately preceding the Exhibits to this Registration Statement, which is incorporated herein by reference.

Item 17.          Undertakings.

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)     To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933, as amended (the "Securities
Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 8th day of June, 1999.

                                   THE PANDA PROJECT, INC.


                                   By:   /s/ Stanford W. Crane, Jr.
                                      ----------------------------
                                         Stanford W. Crane, Jr.
                                         President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration
Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                      Date
---------                    -----                      ----

/s/ Stanford W. Crane, Jr.   Chief Executive       June 8, 1999
--------------------------   Officer, President
Stanford W. Crane, Jr.       and Director
                             (Principal Executive
                             Officer)

/s/ Melissa F. Crane         Acting Chief          June 8, 1999
--------------------------   Financial Officer
Melissa F. Crane             (Principal Financial
                             and Accounting
                             Officer)

/s/ William Ahearn           Director              June 8, 1999
--------------------------
William Ahearn

                              EXHIBIT INDEX
                              -------------

Exhibit          Description of Exhibit
-------          ----------------------

3.1     --     Amended and Restated Articles of Incorporation of the
               Company, as amended *

3.2     --     Amended and Restated By-Laws of the Company *

3.3     --     Fourth Articles of Amendment of Amended Restated
               Articles of Incorporation (filed as Exhibit 4.1 to the
               Company's Current Report on Form 8-K filed
               February 23, 1998) *

3.4     --     Fifth Articles of Amendment of Amended Restated
               Articles of Incorporation (filed as  Exhibit 3.1 to the
               Company's Quarterly Report on Form 10-Q filed
               May 20, 1998) *

3.5     --     Sixth Articles of Amendment of Amended Restated
               Articles of Incorporation (filed as Exhibit 3.2 to the
               Company's Quarterly Report on Form 10-Q/A filed
               July 2, 1998) *

4.1     --     Specimen Certificate of Common Stock of the Company
               (filed as Exhibit 4.1 to the Company's Registration
               Statement on Form SB-2 (File No. 33-6694-A)) *

5.1     --     Opinion of Holland & Knight LLP *

23.1    --     Consent of Holland & Knight LLP (included in Exhibit
               5.1) *

23.2    --     Consent of Grant Thornton LLP

23.3    --     Consent of PricewaterhouseCoopers LLP
-------------------

*     Incorporated herein by reference.

                                                        Exhibit 23.2

        Consent of Independent Certified Public Accountants

     We have issued our reports dated March 18, 1999, accompanying the consolidated financial statements and schedule included in the Annual Report of The Panda Project, Inc. on Form 10-K for the year ended December 31, 1998. We hereby consent to the incorporation by reference of said reports in the Registration Statement of The Panda Project, Inc. on Form S-3 (File No. 333-47595, effective July 1,
1998).



Grant Thornton LLP
Weston, Florida
June 4, 1999
                                                     Exhibit 23.3

        Consent of Independent Certified Public Accountants

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-47595) of our report dated March 10, 1998 which relates to the financial statements of The Panda Project, Inc. as of December 31, 1997 and for the nine-month period ended December 31, 1997 and for the year ended March 31, 1997, appearing on page F-3 of The Panda Project, Inc.'s Annual Report on
Form 10-K for the year ended December 31, 1998.   We also consent to
the reference to us under the heading "Experts" in such Prospectus.




PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
June 9, 1999